EXHIBIT 10.4

HAYWOOD SECURITIES, INC.

December 15, 2008

PRIVATE AND CONFIDENTIAL

Apollo Gold Corporation
5655 S. Yosemite Street, Suite 200
Greenwood Village, CO, USA

Attention:	Mr. R. David Russell
President, CEO & Director

RE:	Advisory Agreement

This letter agreement (the “Agreement”) confirms our understanding of the engagement of Haywood Securities Inc. (“Haywood”) by Apollo Gold Corporation (“Apollo” or the “Company”) to act as exclusive financial advisor to the Company in connection with a financing strategy to fill a financing gap in the Company’s capital budget for the Black Fox project in Timmins, Ontario.  The financing gap is currently estimated to be approximately US$11.5 million.  Apollo would consider raising funds or restructuring certain obligations (the “Capital Raising”) to cover costs and expenses relating to the retirement of the convertible debenture (the “Convert”) currently outstanding which comes due in February 2009 as well as certain working capital needs of the Company.  The structure of such financing solution may take place by way of one or a combination options including but not limited to the following:  (1) an equity financing by way of flow-through shares or otherwise; (2) a restructuring of the Convert; (3) purchase and restructuring of the Convert; (4) a short term loan; (5) investment by a shell with cash; or (6) merger with a shell or other Company with cash.

Advisory Services.  Haywood will provide the following financial advice and assistance:

Proposed Re-Financing

(a)	identifying a suitable source of financing for the Company;

(b)	review the documentation in relation to the Capital Raising as necessary;

(c)	provide analysis and advice to the management of Apollo regarding the Capital Raising; and

(d)	provide assistance in negotiations of the financial terms and structure of the Capital Raising;

Advisory Services Compensation.  In consideration of the services rendered by Haywood in connection with the Advisory Services, the Company agrees to pay 1,000,000 shares such shares shall be paid by February 28, 2009.

Expenses.  It is understood and agreed that, all expenses of or incidental to the advisory shall be borne by the Company, including the fees, disbursements and any applicable tax payable thereon of counsel for the Agents incurred in connection with the proposed advisor.  The Company also agrees to reimburse Haywood promptly when invoiced for all of its reasonable out-of-pocket expenses in connection with the performance of its services hereunder, regardless of whether a transaction occurs.  Upon termination of this Agreement, the Company agrees to pay promptly in cash any unreimbursed expenses that have accrued as of such date.

Term.  This engagement will commence on the date of this letter and terminate on the earlier to occur of (i) the closing of the Capital Raising and (ii) 30 days from the date on which a party receives written notice from the other party of termination of this engagement.  Notwithstanding the foregoing, the Company agrees that the provisions relating to the payment of fees, reimbursement of expenses, indemnification and contribution, and confidentiality will survive any such termination.

Indemnification.  As Haywood will be acting on your behalf, you agree to indemnify Haywood and certain related parties identified in Annex A, in the manner set forth in Annex A which is attached and incorporated by reference in its entirety to this Agreement.

Independent Contractor.  The Company acknowledges that in performing its services, Haywood is acting as an independent contractor with duties owing solely to the Company.

Confidentiality.  The Company further acknowledges that any service, information or advice, provided by Haywood to the Company in connection with this Agreement is for the confidential use of senior management of the Company and, except as required by law or judicial or regulatory process, may not be disclosed or referred to publicly or to any third party, without Haywood’s prior written consent, which consent will not be unreasonably withheld.

Miscellaneous.  This Agreement may not be amended or modified except in writing signed by the Company and Haywood and may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.  This Agreement will enure to the benefit of and become binding upon the parties hereto and their respective successors and assigns, provided that no party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

Please confirm our mutual understanding of this engagement by signing and returning to us the enclosed duplicate copy of this Agreement.  We are pleased that you have engaged us to act as your financial advisor and are looking forward to working with you on this assignment.

Very truly yours,

HAYWOOD SECURITIES INC.

		By:	/s/ Greg McKenzie
Greg McKenzie Director, Investment Banking

Agreed to and accepted as of the above date.

APOLLO GOLD CORPORATION

By:	/s/ R D Russell
Mr. R. David Russell President, CEO & Director

ANNEX A

INDEMNIFICATION

The Company agrees to indemnify and hold harmless Haywood and its affiliates and their respective present and former directors, officers, employees, agents and controlling persons (each such person, including Haywood, an “Indemnified Party”) to the extent fully permitted by law from and against any losses (other than loss of profit), claims, damages and liabilities, joint or several (collectively, the “Damages”), to which such Indemnified Party may become subject in connection with or otherwise relating to or arising from any transaction contemplated by this Agreement or the engagement of or performance of services by an Indemnified Party thereunder, and will reimburse each Indemnified Party for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, “Expenses”) as incurred in connection with investigating, preparing, pursuing or defending any threatened or pending claim, action, proceeding or investigation (collectively, the “Proceedings”) arising therefrom, whether or not such Indemnified Party is a formal party to such Proceeding; provided, that the Company will not be liable to any such Indemnified Party to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the fraud, gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.  The Company also agrees that no Indemnified Party will have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any person asserting claims on behalf of the Company arising out of or in connection with any transactions contemplated by this Agreement or the engagement of or performance of services by any Indemnified Party thereunder except to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the fraud, gross negligence or willful misconduct of the Indemnified Party.

If for any reason other than in accordance with this Agreement, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company will contribute to the amount paid or payable by an Indemnified Party as a result of such Damages (including all Expenses incurred) in such proportion as is appropriate to reflect the relative benefits to the Company and/or its stockholders on the one hand, and Haywood on the other hand, in connection with the matters covered by this Agreement or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations.  The Company agrees that for purposes of this paragraph the relative benefits to the Company and/or its stockholders and Haywood in connection with the matters covered by this Agreement will be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company and/or its stockholders in connection with the transactions contemplated by this Agreement, whether or not consummated, bears to the fees paid to Haywood under this Agreement; provided, that in no event will the total contribution of all Indemnified Parties to all such Damages exceed the amount of fees actually received and retained by Haywood under this Agreement (excluding any amounts received by Haywood as reimbursement of expenses).  Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents) on the one hand, or by Haywood, on the other hand.

Promptly after receipt of notice of the commencement of any Proceeding against Haywood or any other Indemnified Party or after receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Company, Haywood or any other Indemnified Party shall notify the Company in writing of the commencement thereof, provided that any failure or delay in so notifying shall not relieve the Company of any liability which it may have to Haywood or any other Indemnified Party except and only to the extent that such failure materially prejudices the ability to defend the Proceeding.

The Company shall undertake, at its own expense, the settlement or defense of the Proceeding provided that the costs of counsel shall be limited to counsel retained by the Company.  The relevant Indemnified Parties shall have the right to participate in the settlement or defense of the Proceeding and to retain their own counsel at their cost.  Notwithstanding the foregoing, the relevant Indemnified Parties may retain separate counsel to represent them in the settlement or defense of the Proceeding, at the expense of the Company, if:  (i) the Company does not promptly assume the defense of the Proceeding; (ii) the Company agrees to separate representation; or (iii) the respective Indemnified Party is advised in writing by counsel that there is an actual or potential conflict in the Company’ s and the Indemnified Parties’ respective interests or additional defenses are available to the Indemnified Parties are not available to the Company, which makes representation by the same counsel inappropriate.

The Company agrees not to enter into any waiver, release or settlement of any Proceeding (whether or not Haywood or any other Indemnified Party is a formal party to such Proceeding) in respect of which indemnification may be sought hereunder without the prior written consent of Haywood (which consent will not be unreasonably withheld), unless such waiver, release or settlement (i) includes an unconditional release of Haywood and each Indemnified Party from all liability arising out of such Proceeding and (ii) does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

An Indemnified Party will not, without the prior written consent of the Company (which consent will not be unreasonably withheld), enter into any waiver, release or settlement of any Proceeding or make any admission of liability or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder.

The indemnity, reimbursement and contribution obligations of the Company hereunder will be in addition to any liability which the Company may have at common law or otherwise to any Indemnified Party and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.  The provisions of this Annex will survive the modification or termination of this Agreement.

HAYWOOD SECURITIES, INC.

January 30, 2009

CONFIDENTIAL

APOLLO GOLD CORPORATION
5655 South Yosemite Street
Suite 200
Greenwood Village, Colorado 80111-3220

Attention:  Mr. R. David Russell, President, Chief Executive Officer and Director

Dear Sir:

Re:	Alternative Transaction for Private Placement of up to US$14,000,000
Convertible Unsecured Debenture Units and Subscription Receipts

Haywood Securities Inc. (“Haywood”) wishes to confirm the agreement between Apollo Gold Corporation (“Apollo” or the “Company”) and Haywood in connection with the proposed alternative transaction (the “Alternative Transaction”) to be completed by the Company with its project lenders as a replacement for Haywood working with the Company to collectively provide a book of investors for a private placement of approximately US$14,000,000 Convertible Unsecured Debenture Units and Subscription Receipts.

The Company hereby agrees to pay Haywood certain fees as outlined below based on the additional capital provided by the project lenders subject to a deemed deal size of US$8.0 million (the “Alternative Transaction Size”):

(1)
That number of shares of the company equal to 5.5% multiplied by the Alternative Transaction Size divided by a deemed share price of CAD$0.25.  The exchange rate calculations will be deemed to be 0.8100 US$/CAD$.

(2)
Haywood will also receive broker warrants for a period of two years following closure for the same type of securities issued by the Company equivalent to 6.5% of the deemed number of securities issued by the Company based on the Alternative Transaction Size.

(3)
If, except in relation to secured project debt, within twenty-four (24) months after the closing date of the Alternative Transaction, the Company proposes to (i) issue debt or equity securities, (ii) acquire or dispose of any assets or securities out of the ordinary course of business, or (iii) enter into any transaction involving the making of a plan of arrangement or a take over bid by or for the Company, the Company shall offer (the “Offer”) to engage Haywood as lead manager, exclusive financial advisor or agent (with a minimum economic participation of 100% at the option of Haywood) in connection with such transaction.  If Haywood does not accept the terms and conditions contained in the Offer within ten days of receipt of such offer, the Company may engage any other financial institution as lead manager or agent (as the case may be, depending upon the nature of the transaction) in connection with such transaction, provided that the terms and conditions of any such engagement shall be no more favourable on the whole to such other financial institution than the terms and conditions offered by the Corporation to the Haywood.

If the foregoing is acceptable to you, please execute this letter agreement where provided below and return an executed duplicate of this letter agreement to the attention of the undersigned.

Yours very truly,

HAYWOOD SECURITIES INC.
On Behalf of the Agents

/s/ Greg McKenzie

Greg McKenzie Director, Investment Banking

We hereby agree to the foregoing on the terms and conditions set out herein.

This 30th day of January, 2009.

APOLLO GOLD CORPORATION

/s/ R D Russell

R. David Russell President, CEO & Director